Exhibit 10.2

Form of 2014 Performance Stock Unit Agreement

GARTNER, INC.

2003 LONG-TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

Grant #

NOTICE OF GRANT

Gartner, Inc. (the “Company”) hereby grants you, [NAME] (the “Grantee”), the number of performance stock units indicated below (a “PSU” or the “PSUs”) under the Company’s 2003 Long-Term Incentive Plan (the “Plan”). The date of this Agreement is February 10, 2014 (the “Grant Date”). Subject to the provisions of Appendix A (attached hereto) and of the Plan, the principal features of this Performance Stock Unit grant are as follows:

Target Number of PSUs:                  , subject to adjustment as provided under Performance Adjustment below.

Performance Adjustment:

The target number of PSUs eligible to vest will be adjusted from 0% and 200% of target based upon based upon Contract Value (a Performance Objective as defined in the Plan) at December 31, 2014, measured on a foreign exchange neutral basis, in accordance with the following schedule.

Contract Value shall have the meaning set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

Vesting Schedule:

Twenty-five percent (25%) of the PSUs eligible to vest (as determined in the prior subsection) shall vest on each of February 10, 2015, 2016, 2017 and 2018, subject to Grantee’s Continued Service through each such date.

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Performance Stock Unit Agreement (the “Agreement”), which includes this Notice of Grant and Appendix A. For example, important additional information on vesting and termination of this Performance Stock Unit grant is contained in Paragraphs 4 through 7 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS PERFORMANCE STOCK UNIT GRANT.

GARTNER, INC.	GRANTEE

By:

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNITS

1. Grant. The Company hereby grants to the Grantee under the Plan the number of Performance Stock Units (PSUs) indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.

2. Payment of Purchase Price. When the PSUs are paid out to the Grantee, the purchase price will be deemed paid by the Grantee for each Performance Stock Unit through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

3. Company’s Obligation to Pay. Each PSU has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the PSUs have vested in the manner set forth in paragraphs 4 or 5, the Grantee will have no right to payment of such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unfunded and unsecured obligation of the Company. Payment of any vested PSUs will be made in Shares only.

4. Vesting Schedule. Except as otherwise provided in this Agreement, the PSUs awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. PSUs scheduled to vest on a particular date actually will vest only if the Grantee remains in Continued Service through such date. Should the Grantee’s Continued Service end at any time (the “Termination Date”), any unvested PSUs will be immediately cancelled; provided, however, that if termination of Continued Service results from the Grantee’s death, Disability or Retirement, then any unvested PSUs that would have vested by their terms within twelve (12) months from the Termination Date will be deemed vested on the Termination Date; and provided further, however, that in the case of PSUs as to which the Performance Adjustment referred to in the Notice of Grant has not been made at the Termination Date, the PSUs that will be deemed vested on the Termination Date pursuant to this paragraph 4 shall be determined, and shall vest, when such Performance Adjustment has occurred.

5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the PSUs at any time, subject to the terms of the Plan. If so accelerated, such PSUs will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the PSUs and the PSUs are “deferred compensation” within the meaning of Section 409A, the payment of such accelerated PSUs nevertheless shall be made at the same time or times as if such PSUs had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Grantee remains in Continued Service through such date(s)). Notwithstanding the foregoing, if such PSUs are accelerated in connection with the Grantee’s termination of Continued Service (other than due to death), the PSUs that vest on account of the Grantee’s termination of Continued Service will not be considered due or payable until the Grantee has a “separation from service” within the meaning of Section 409A. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s separation from service, then any such accelerated PSUs otherwise payable within the six (6) month period following the Grantee’s separation from service instead will be paid on the date that is six (6) months and one (1) day following the date of the Grantee’s separation from service, unless the Grantee dies following his or her separation from service, in which case, the accelerated PSUs will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to paragraph 9. Thereafter, such PSUs shall continue to be paid in accordance with the vesting schedule set forth on the first page of this Agreement. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”).

6. Payment after Vesting. Any PSUs that vest in accordance with paragraph 4 will be released to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the applicable two and one-half (2½) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the PSUs are “deferred compensation” within the meaning of Section 409A, the vested PSUs will be released to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the end of the calendar year that includes the date of vesting or, if later, the fifteen (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Grantee will not be permitted, directly or indirectly, to designate the taxable year of the payment). Further, if some or all of the PSUs that are “deferred compensation” within the meaning of Section 409A vest on account of the Grantee’s termination of Continued Service (other than due to death) in accordance with paragraph 4, the PSUs that vest on account of the Grantee’s termination of Continued Service will not be considered due or payable until the Grantee has a “separation from service” within the meaning of Section 409A. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s separation from service (other than due to death), then any accelerated PSUs will be paid to the Grantee no earlier than six (6) months and one (1) day following the date of the Grantee’s separation from service unless the Grantee dies following his or her separation from service, in which case, the PSUs will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to paragraph 9. Any PSUs that vest in accordance with paragraph 5 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares in accordance with the provision of such paragraph, subject to paragraph 9.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the PSUs that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be in Continued Service will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any of the price paid for the PSUs forfeited to the Company pursuant to this paragraph 7.

8. Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate (or such other person to whom the PSUs are transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution). Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of these PSUs and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this Performance Stock Unit grant as set forth in this Agreement.

9. Withholding of Taxes. When the Shares are issued as payment for vested PSUs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee may be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Parent or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested PSUs that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing Parent or Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of PSUs and the issuance of Shares thereunder. The Company (or the employing Parent or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for PSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such PSUs. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this paragraph 9. All income and other taxes related to the Performance Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.

10. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions of this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will accrue with respect to (i) unvested PSUs and (ii) PSUs that are vested but unpaid, and no such dividends or other distributions will be paid on PSUs nor PSUs that are vested but unpaid pursuant to paragraph 5, and in each case will be paid out at the same time or time(s) as the underlying PSUs on which such dividends or other distributions have accrued. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Effect on Employment or Service. The Grantee’s employment with the Company and any Parent or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing Parent or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Parent or Subsidiary employing the Grantee.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters,

P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in paragraph 8 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested PSUs awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Conditions for Issuance of Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to transfer on its books or list in street name with a brokerage company or otherwise issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the PSUs as the Committee may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

18. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons, and shall be given the maximum deference permitted by law. No member of the

Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

21. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of PSUs.

23. Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has received an award under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

24. Governing Law. This grant of PSUs shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to its conflict of laws provisions.

25. Defined Terms: Capitalized terms used in this Agreement without definition will have the meanings provided for in the Plan. When used in this Agreement, the following capitalized terms will have the following meanings:

“Continued Service” means that your employment relationship is not interrupted or terminated by you, the Company, or any Parent or Subsidiary of the Company. Your employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which your employment relationship is deemed to continue and will not recommence until such date, if any, upon which you resume service with the Company, its Parent, Subsidiary or successor. If you resume such service in accordance with the terms of the Company’s military leave policy, upon resumption of service you will be given vesting credit for the full duration of your leave of absence. Continuous employment will be deemed interrupted and terminated for an Employee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Retirement” means termination of your employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination (i) you are at least 55 years old and your Continued Service has extended for at least five years, and (ii) the number of full years in your age and your number of full years of Continued Service total at least 65. By way of illustration, if you terminate your employment in accordance with the Company’s retirement policies on your 63rd birthday after six years of Continued Service, your total would be 69 and your termination would be treated as a Retirement; if your Continued Service had extended for only four years, your total would be 67 but your termination would not be treated as a Retirement since you would not have met the minimum of five years of Continued Service.

Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Award Agreement, which includes the Notice of Grant and this Agreement.

In addition, by your acceptance of this Performance Stock Unit grant and in consideration of such grant, you hereby ratify and reaffirm the “Agreement Regarding Certain Conditions of Employment” (the “Gartner Agreement”) previously entered into between you and the Company, including but not limited to the confidentiality and post-employment restrictions on competition set forth therein, and/or you hereby agree to comply with all of the terms and conditions of the Gartner Agreement, which is posted on the Global “Forms and Policies” section of Gartner At Work, and is incorporated herein by this reference.

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